Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Financial Engines, Inc. and in the related Prospectus of our report dated January 29, 2016 with respect to the consolidated financial statements of Kansas City 727 Acquisition LLC and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Kansas City, Missouri

January 29, 2016